Exhibit 10.1
2023 MARRIOTT INTERNATIONAL, INC.
STOCK AND CASH INCENTIVE PLAN
STOCK APPRECIATION RIGHTS AGREEMENT
THIS AGREEMENT (this “Agreement”) is entered into on #GrantDate+C# (the “Grant Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and
#ParticipantName+C# (“Participant”).
WHEREAS, the Company maintains the 2023 Marriott International, Inc. Stock and Cash Incentive Plan (as the same may be amended from time to time, the “Plan”); and
WHEREAS, the Company wishes to award, and the Committee has approved an award of, Stock Appreciation Rights (“SARs”) to Participant under the Plan,
NOW, THEREFORE, it is agreed as follows:
1. Participant Acknowledgment. Participant has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan, which contains, among other things, a detailed description of the SARs provisions of the Plan (provided that, in the event of any inconsistency between the Prospectus and the Plan, the terms of the Plan shall govern). Participant further acknowledges that Participant has read the Prospectus and this Agreement (including the Jurisdiction-Specific Addendum and the Restrictive Covenants Addendum attached hereto), and that Participant understands the provisions thereof.
2. Incorporation of Plan and Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its designee, with regard to any question arising hereunder or under the Plan shall be binding and conclusive.
3. Grant of SARs. Subject to the terms and conditions of the Plan and Participant’s acceptance of this Agreement, the Company hereby grants to Participant as of the Grant Date #QuantityGranted+C# SAR Shares (the “SAR Shares”). Under this Agreement, upon exercising SARs, and subject to satisfying the conditions for exercising SARs as set forth in paragraphs 5 and 6 below, Participant shall receive a number of Shares equal to the number of SAR Shares that are being exercised under such SARs multiplied by the quotient of (a) the Final Value minus the Base Value, divided by (b) the Final Value.
4. Base Value and Final Value. Subject to paragraph 12 hereof, the Base Value per share of the SAR Shares is #GrantPrice+C# and the Final Value is the market price of a Share at the time the SARs are exercised, as quoted on the NASDAQ Global Select Market or other established stock exchange on which the Shares is then-listed.
5. Waiting Period and Exercise Dates. The SAR Shares may not be exercised prior to the first exercisable date below (the “waiting period”). Following the waiting period, the SAR Shares may be exercised in accordance with the following schedule: One-third of the SAR Shares will become exercisable commencing on each of February 15, 2027, 2028 and 2029. To the extent that the SARs are not exercised by Participant when they become initially exercisable, the SARs shall not expire but shall be carried forward and shall be exercisable at any time thereafter; provided, however, that the SARs shall not be exercisable after the expiration of ten (10) years from the Grant Date (the “Final Expiration Date”) or sooner as set forth in paragraph 9. Exercise of the SARs shall not be dependent upon the prior or sequential exercise of any other SARs heretofore granted to Participant by the Company. Except as provided in Article 6 of the Plan and paragraph 9 below, the SARs may not be exercised at any time unless Participant shall then be an employee of the Company.
6. Method of Exercising SARs. To exercise the SARs, the person entitled to exercise the SARs must provide a signed written notice or the equivalent to the Company or its designee, as prescribed in the administrative procedures of the Plan, stating the number of SAR Shares with respect to which the SARs are being exercised. The SARs may be exercised by (a) making provision for the satisfaction of the applicable withholding taxes, and (b) an undertaking to furnish and execute such documents as the Company deems necessary (i) to evidence such exercise, and (ii) to determine whether registration is then required to comply with the Securities Act of 1933 or any other law. Upon satisfying the conditions for exercise including the provision for the satisfaction of the withholding taxes, the Company shall provide confirmation from the Plan record keeper that the transfer agent for the common stock of the Company is holding shares for the account of such person in a certificateless account. The exercise of the SARs may be made by any other means that the Committee determines to be consistent with the Plan’s purpose and applicable law. As a condition to the grant, vesting, exercise and settlement of this Award and as set forth in Article 17 of the Plan, Participant hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any Subsidiary or affiliate for) any applicable taxes or tax withholdings, social contributions, required deductions, or other payments, if any (“Tax-Related Items”), which arise upon the grant, vesting, exercise or settlement of this Award, ownership or disposition of the SAR Shares, receipt of dividends, if any, or otherwise in connection with this Award or the SAR Shares, including, if applicable, hypothetical tax obligations imposed under any expatriate tax policy maintained by the Company, whether by withholding (from payroll or any payment of any kind otherwise due to Participant), direct payment to the Company, or otherwise as determined by the Company in its sole discretion. In accordance with paragraph 17.2 of the Plan, such Tax-Related Items shall be satisfied by the Company withholding from Shares to be issued pursuant to the SARs a number of Shares having an aggregate Fair Market Value on or about the date of withholding that would satisfy such Tax-Related Items or by such other manner as the Committee shall determine in its discretion. Regardless of any action the Company or any Subsidiary or affiliate takes with respect to any or all applicable Tax-Related Items, Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed any amount actually withheld by the Company or any Subsidiary or affiliate. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to this Award or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or any Subsidiary or affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting, exercise or settlement of this Award, the holding of SAR Shares or any bank or brokerage account, the subsequent sale of SAR Shares, and the receipt of any dividends. Participant further acknowledges that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to and is under no obligation to structure the terms or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Participant also understands that applicable laws may require varying SAR Share or Award valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under applicable laws. Further, if Participant has become subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company or any Subsidiary or affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
7. Rights as a Stockholder. Participant shall have no voting, transfer, liquidation, dividend or other rights of a stockholder of the Company with respect to any SAR Shares covered by the SARs granted hereby until the date of acquisition by Participant of such SAR Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date.
8. Non-transferability. The SARs shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution.
9. Effect of Separation from Service or Death/Disability. If Participant goes on leave of absence for a period of greater than twelve months (except a leave of absence approved by the Board or the Committee) or separates from “Service,” as defined below, for any reason except death or Disability, the portion of the SARs which is unexercisable on the date on which Participant separated from Service or has been on a leave of absence for over twelve months (except a leave of absence approved by the Board or Committee) shall expire on such date and any unexercised portion of the SARs which was otherwise exercisable on such date shall expire at the earlier of (i) the Final Expiration Date, or (ii) three months from the date of such separation from Service, except in the case of an Participant who is an “Approved Retiree”. For purpose of this Agreement, “Service” means being an active employee or other service provider of (a) the Company, (b) another entity that owns a property managed by the Company following transfer of employment to such entity, or (c) another entity that operates a franchised property under a brand of the Company following a transfer of employment to such entity that is requested or approved by the Company but only if the Company specifically approves continued vesting pursuant to this provision. If Participant is an Approved Retiree, then the SARs shall remain eligible to become exercisable in accordance with the schedule set forth in paragraph 5, provided that such SARs shall expire upon the soonest to occur of (1) the Final Expiration Date, (2) five years from the date of Participant’s separation form Service, or (3) with respect to SARs granted less than one year before the date the Approved Retiree retires, such retirement date, except not with respect to that portion of the SARs equal to the number of such shares multiplied by the ratio of (a) the number of days between the Grant Date and the retirement date inclusive, over (b) the number of days between the Grant Date and the first exercisable date, rounded to the nearest whole SAR Share, which portion shall expire upon the soonest of clause (1) or (2) above. In the event of the death or Disability of Participant without Approved Retiree status during the three (3) month period following separation from Service (other than due to death) or a leave of absence over twelve (12) months (except a leave of absence approved by the Board or Committee), the SARs shall be exercisable by Participant or Participant’s personal representative, heirs or legatees to the same extent and during the same period that Participant could have exercised the SAR if Participant had not died or experienced a Disability. In the event of the death or Disability of Participant while in Service or while an Approved Retiree, the SAR (if the waiting period has elapsed) shall be exercisable in its entirety by Participant (or, if applicable, Participant’s personal representatives, heirs or legatees) at any time prior to the expiration of one year from the date of the death or Disability of Participant, but in no event after the Final Expiration Date. For purposes of this Agreement, an “Approved Retiree” is any SAR holder who (i) retires from Service with the specific approval of the Committee (or its delegate) on or after such date on which the SAR holder has attained age 55 and completed 10 Years of Service, and (ii) complies with paragraph 9A. If the Committee (or its delegate) subsequently determines, in its sole discretion, that an Approved Retiree has violated the provisions of paragraph 9A, or has engaged in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation, such Approved Retiree shall have ninety (90) days from the date of such finding within which to exercise any SARs or portions thereof which are exercisable on such date, and any SARs or portions thereof which are not exercised within such ninety (90) day period shall expire and any SARs or portion thereof which are not exercisable on such date shall be cancelled on such date. As used in this paragraph 9, the term “Company” shall include the Company and its Subsidiaries. By accepting the terms of this Agreement, Participant further agrees to these same terms and conditions with respect to any other SAR Awards Participant received in any prior year under the Plan.
9A. Restrictive Covenants. Participant acknowledges and agrees that, by reason of Participant’s highly specialized skillset, the Company’s investment of time, training, money, trust, and Participant’s exposure to the Company’s trade secrets (including but not limited to “trade secrets” as defined in the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1839, or applicable state law) and Confidential Information. Participant is intimately involved in the planning and direction of the Company’s business operations. Participant further acknowledges and agrees that the SARs are good and valuable consideration for Participant’s agreement to enter into, and Participant’s compliance with, the covenants in this paragraph 9A (the “Restrictive Covenants”) which are material factors in the Company’s decision to grant the SARs. Participant and the Company agree that any breach by Participant of Paragraph 9A will cause the Company immediate, material, and irreparable injury and damage, and there is no adequate remedy at law for such breach.

(a) Beginning on the Grant Date and ending on the final exercise date for the SAR Shares, Participant will not, on Participant’s own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, become associated with a Competitor in a Restricted Area. Notwithstanding the foregoing, nothing in this paragraph 9A(a) shall prohibit Participant from owning up to 5% of the equity interests of any publicly-traded Competitor as long as Participant has no other role with respect to such company.
(i)     In the event of a breach of paragraph 9A(a), no further SARs shall vest hereunder and all unexercised SARs shall be forfeited for no consideration. The Company will also be entitled to immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other remedies it may have at law or in equity, and any costs and attorneys’ fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to receive monetary damages.
(b) During the period beginning on the Grant Date and ending one year following Participant's termination of employment with the Company, whether such termination of employment is voluntary or involuntary or with or without cause, Participant will not, on Participant’s own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly contact, solicit or induce (or attempt to solicit or induce) any employee of the Company to leave their employment with the Company or enter into employment or any other engagement with any other person or entity.
(i)     In the event of a breach of paragraph 9A(b), the Company is entitled to recover from Participant liquidated damages in the amount of one 150% of the Fair Market Value of the Shares subject to the Award granted hereunder as of the Grant Date, as well as the right to immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other remedies it may have at law or in equity, and any costs and attorneys’ fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to receive monetary damages.
(c) At all times following the Grant Date, Participant will not use or disclose “Confidential Information” without the approval of the Company. Notwithstanding the foregoing, nothing in this Agreement prohibits Participant from any legally-protected communications or activities, including under the United States National Labor Relations Act, or from providing documents or other information and reporting possible violations of law or regulation to the Securities and Exchange Commission or other disclosures protected under the whistleblower provisions of applicable law or regulation, with or without notice to the Company. Further, notwithstanding any other provision of this

Agreement, Participant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for purposes of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Participant files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Participant may disclose trade secrets to Participant’s attorney and use the trade secret information in the court proceeding if Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.
(i)     In the event of a breach of paragraph 9A(c), no further SARs shall vest hereunder and all unexercised SARs shall be forfeited for no consideration. The Company will also be entitled to immediately seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other remedies it may have at law or in equity, and any costs and attorneys’ fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to receive monetary damages.
(d) Participant acknowledges and agrees that the Restrictive Covenants are reasonable in time, scope, geography and all other respects and that they will be considered and construed as separate and independent covenants. Should any part or provision of any of the Restrictive Covenants be held invalid, void or unenforceable in any court of competent jurisdiction, Participant agrees that such invalidity, voidness or unenforceability does not invalidate, void or otherwise render unenforceable any other part or provision of this Agreement. Participant further agrees that, in the event any court of competent jurisdiction finds any of the Restrictive Covenants to be invalid or unenforceable (in whole or in part), such court shall modify the invalid or unenforceable term so that the Restrictive Covenants are enforceable to the fullest extent permitted by law.
(e) For purposes hereof:
(i)     “Confidential Information” includes, but is not limited to, trade secrets (including but not limited to “trade secrets” as defined in the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1839, or applicable state law), proprietary information, information about the Company’s customers, sales and marketing plans, pricing strategy, personnel matters, financial data, means of doing business (including all technical system information), management agreements, franchise agreements, licensing agreements, loyalty program plans and strategies, standard operating procedures, policies, product, or service developments, and internal memoranda.
(ii)     “Company” shall include the Company and its subsidiaries and affiliates.

(iii) “Competitor” means any person or entity engaged in the business of owning, operating, managing, licensing and/or franchising hotel, lodging, residential and/or timeshare properties and/or cruise lines, and/or the business of operating a travel, hospitality and/or home rental platform or service (or any similar online or technology platform or service).
(iv) “Restricted Area” means the United States and any other country in which the Company engages or in which Participant knows (or should have known) the Company has plans to engage in the business described in paragraph 9A(e)(iii).
(f) Amendments for Certain Participants. Participant acknowledges that due to the applicable law of the state or country in which Participant is residing or working at the time of grant, vesting and settlement of the Award, the terms or conditions of this Agreement, including this paragraph 9A, may be modified. These amendments are included in the Restrictive Covenants Addendum attached hereto, which forms a part of this Agreement, and the provisions thereof replace and supersede the corresponding provisions of this paragraph 9A. The Company may modify the Restrictive Covenants Addendum at any time to the extent the Company deems such modification necessary to comply with applicable law.
(g) Participant further acknowledges and agrees that, to the fullest extent permitted by applicable law, the Company may cancel this Award, recoup all or any portion of any Shares paid to a Participant in connection with this Award, and recoup any proceeds realized under this Award, to the extent provided for under the Company’s clawback policy(ies), as in effect from time to time. By accepting this Award, Participant expressly and explicitly authorizes (i) the Company to issue instructions, on Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company and (ii) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to Participant, in each case to effectuate any recovery under such clawback policy(ies).
10. Privacy. By executing this Agreement, and as further detailed in the Associate Personal Data Privacy Statement, Participant understands that personal data about Participant will be collected, maintained and processed, including Participant’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, and marital status, and the name, social security number and birth date of Participant’s designated beneficiaries (“Personal Data”), by the Company and the Company’s service providers for the purposes of: (i) administering the Plan (including ensuring that Paragraph 9A has not been breached or Serious Misconduct has not been committed from the Grant Date through the final exercise date for the SAR Shares); (ii) providing Participant with services in connection with Participant’s participation in the Plan; and (iii) meeting legal and regulatory requirements (“Permitted Purposes”). The Company will collect, process and use Participant’s Personal Data in order to execute its contractual obligations with Participant and to comply with its legal obligations. Participant’s Personal Data will not be processed or retained for longer than is necessary for the Permitted Purposes, unless a longer retention period is required or permitted by law.
Participant’s Personal Data is collected from the following sources:
(a) from this Agreement, investor questionnaires or other forms that Participant submits to the Company or contracts that Participant enters into with the Company;
(b) from Participant’s transactions with the Company, the Company’s affiliates and service providers;
(c) from Participant’s employment records with the Company; and
(d) from meetings, telephone conversations and other communications with Participant.
In addition, Participant further understands that the Company may disclose Participant’s Personal Data to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Participant’s participation in the Plan, including: (i) financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan; (ii) other service providers to the Plan, such as accounting, legal, or tax preparation services; (iii) regulatory authorities; and (iv) transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.
Where Participant’s Personal Data is provided to service providers, the Company requires that such parties agree to process Participant’s Personal Data in accordance with the Company’s instructions and to use appropriate measures to protect the confidentiality and security of Personal Data.
Participant’s Personal Data is maintained on the Company’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted, which may have privacy laws that are different from those of the recipient country.
The criteria used to retain Personal Data include:
(a) The length of time the Company has an ongoing relationship with Participant;
(b) Whether there is a legal obligation to which the Company is subject (for example, certain laws require us to keep records for a certain period of time before the Company can delete them); or
(c) Whether retention is advisable in light of the Company’s legal position (such as in regard to applicable statutes of limitations, litigation or regulatory investigations).

Participant may request to access Participant’s Personal Data to verify its accuracy, update Participant’s Personal Data and/or request a copy of Participant’s Personal Data or request to delete Personal Data or restrict or object to the use of Personal Data processing by contacting Participant’s local Human Resources representative. The Company will respond consistent with applicable law. Participant may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials.
10A. Consent. If Participant is not employed in the European Economic Area, by signing this Agreement, Participant hereby consents to the terms and conditions in paragraph 10.
11. No Additional Rights. Benefits under the Plan are not guaranteed. The grant of awards is a one-time benefit and does not create any contractual or other right or claim to any future grants of awards under the Plan, nor does a grant of awards guarantee future participation in the Plan, even if other awards have been granted repeatedly in the past. All decisions with respect to this award or future grants of any awards, if any, will be at the sole discretion of the Committee. The value of Participant’s awards is an extraordinary item outside the scope of Participant’s employment contract, if any. The award was not awarded based on past hours or time worked, future hours or time worked, job performance, and is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-term service awards, pension or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company), or similar payments. By accepting the terms of this Agreement, Participant further agrees to these same terms and conditions with respect to any other awards Participant received in any prior year under the Plan or any Predecessor Plan.
12. Recapitalization or Reorganization. Certain events affecting the Shares and mergers, consolidations and reorganizations affecting the Company may affect the number or type of securities deliverable upon exercise of the SAR or limit the remaining term over which the SAR may be exercised.
13. General Restriction. In accordance with the terms of the Plan, the Company may limit or suspend the exercisability of the SARs or the purchase or issuance of SAR Shares thereunder under certain circumstances. Any delay caused thereby shall in no way affect the date of termination of the SARs.
13. Amendment of This Agreement. The Board, or its authorized delegate, may at any time amend, suspend or terminate the Plan or amend this Award; provided, however, that no amendment, suspension or termination of the Plan or amendment of the Award, shall adversely affect the Award in any material way without written consent of Participant.
14. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 7750 Wisconsin Avenue, Bethesda, Maryland 20814, addressed to the attention of the Stock Plan Administrator (Department 935.40), and if to Participant, may be delivered personally or mailed to Participant at Participant’s address on the records of the Company. The Company may also, in its sole discretion, decide to deliver any documents related to Participant’s current or future participation in the Plan, this Award, any Shares, or any other Company-related documents by electronic means. By accepting this Award, whether electronically or otherwise, Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. To the extent Participant has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.
15. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 8 above and the provisions of the Plan, to Participant’s designated beneficiaries. In the absence of a properly designated beneficiary under the terms of the Plan, any payment due in respect of this Award following the death of Participant, shall be made to Participant’s estate or personal representative.
16. No Effect on Employment. This Agreement is not a contract of employment or otherwise a limitation on the right of the Company to terminate the employment of Participant or to increase or decrease Participant’s compensation from the rate of compensation in existence at the time this Agreement is executed, subject to applicable law.
17. Additional (Non-U.S.) Terms and Conditions. Notwithstanding the foregoing terms and conditions of this Award, Participant acknowledges that applicable law (including but not limited to rules or regulations governing securities, foreign ownership, foreign exchange, tax, labor or other matters of any jurisdiction in which Participant may be residing or working at the time of grant of or while holding this Award or any SARs) may prevent or restrict the issuance of SAR Shares under this Award or any SARs, and neither the Company nor any Subsidiary or affiliate assumes any liability in relation to this Award or any SARs or Shares in such case. The Company retains sole discretion to determine if and when it is appropriate to undertake any regulatory registration or filing or other administrative steps in order to achieve such compliance. The Company is under no obligation to undertake any such filing or other steps that would not otherwise be required except in relation to the Plan and grants thereunder and will not assume any liability due to the failure to complete such filing or other steps. Moreover, the Company reserves the right to impose other requirements, including additional terms and conditions, on Participant’s participation in the Plan, this Award, the SARs and corresponding Shares, and any other award or Shares acquired under the Plan, or take any other action (including forfeiture of Awards or Shares or the forced sale thereof) without liability, if the Company determines it is necessary or advisable in order to comply with applicable law or to facilitate the administration of the Plan. Participant agrees to sign any additional agreements or undertakings that the Company requires to accomplish the foregoing. Participant also acknowledges that applicable law may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill. Participant further understands and agrees that, unless otherwise permitted by the Company, any cross-border transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Participant to provide to such entity certain information regarding the transaction. Moreover, Participant understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease in value. Participant understands that neither the Company nor any Subsidiary or affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar (“USD”) or the selection by the Company or any Subsidiary or affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Award (or the calculation of income or Tax-Related Items thereunder). Any additional requirements, restrictions, or terms and conditions as described in this paragraph 17 or other applicable disclosures may be set forth in, but are not limited to, the Company’s Policies for Global Compliance of Equity Compensation Awards, any other agreement or addendum that may be provided to Participant or any other policies managed by the Company. Furthermore, Participant acknowledges that the applicable laws of the country in which Participant is residing or working at the time of grant, vesting and settlement of the Award or the sale of Shares received pursuant to the Award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to procedural or regulatory requirements. Participant agrees that Participant will be solely responsible for compliance with such requirements and will hold the Company and any of its affiliates harmless for any non-compliance with such requirements. Such requirements may be outlined in but are not limited to the Jurisdiction-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, Participant’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. Participant hereby agrees not to bring any claims against the Company or any of its affiliates for any penalties or other adverse consequences to Participant as a result of non-compliance with these laws/rules. Participant also understands that if Participant works, resides, moves to, or otherwise is or becomes subject to applicable law or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers, and/or terms and conditions may apply to Participant from the Grant Date, unless otherwise determined by the Company in its sole discretion.
18. Governing Law. To the extent not preempted by United States federal law, this Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Maryland, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Maryland and agree that any such litigation shall be conducted only in the courts of Maryland or the federal courts of the United States located in Maryland and no other courts. Notwithstanding the foregoing, to the extent Participant is resident of a state or locality that does not permit the use of Maryland law for purposes of paragraph 9A, the laws of the state or locality of such residence shall apply solely for that purpose, and any litigation relating thereto shall be conducted only in such state or locality.

19. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20. Entire Agreement. The Plan and this Agreement (including any exhibit, appendix or addendum hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
21. Agreement Severable. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.
22. Counterparts. This Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

MARRIOTT INTERNATIONAL, INC.	PARTICIPANT

/s/ Benjamin T. Breland	#PARTICIPANTNAME#
Executive Vice President and Chief Human Resources Officer	Signed Electronically